Exhibit 99.1

News Release

Investor Contacts:

Crescendo Communications

626 RXR Plaza
Uniondale, NY 11556
T: 844-589-8760
mnga@crescendo-ir.com

MagneGas Announces Significant Continued Improvement in MagneGas2 Production from Butanol Feedstock

Further Improvements in Process and Equipment Yield More than a 150% Increase in Gas Production and a 50% Cost Reduction per Cubic Foot

TAMPA, Florida, July 31, 2017 --MagneGas Corporation (“MagneGas” or the “Company”) (NASDAQ: “MNGA”) a leading clean technology company in the renewable resources and environmental solutions industries, announced today that since the introduction of Butanol as a feedstock, further procedural and equipment improvements have been implemented yielding over a 150% improvement in MagneGas2® production rates and a 50% reduction in production costs.

As announced in April 2017, MagneGas has switched from soybean oil to butanol as a feedstock of MagneGas2® which yielded immediate improvements in cost and productivity. Each feedstock behaves differently and requires a different gasification unit configuration. Following months of continuous operation improvements, the Company has made further process improvements in areas such as filtration, maintenance, and temperature levels as well as controller set-up. Once the MagneGas engineering team completed their operational review, a series of incremental changes and process improvements were made. As a result, the Company immediately saw a step change in throughput and cost reductions over the past three months of operations.

Ease of operation has also been dramatically improved resulting in far fewer processes required related to cleaning, filter changes, waste disposal and compressor maintenance. The cost of operations continues to decrease, and when combined with ease of operation, the Company is confident that this will make the gasification production equipment more attractive to small and medium sized gas distributors who continue to seek a viable alternative to acetylene production.

The Company is in the process of marketing and negotiating equipment sales with several potential customers in the US and in Europe and has shared with them these cost and process improvements which further strengthen MagneGas value proposition.

“Initially, we underestimated how much of an impact butanol would be as a feedstock. We were impressed by the initial results earlier this year, the ease of operation improvements alone should make our equipment more attractive for small and medium sized distributors looking to produce their own acetylene substitute. Once we were able to calculate the significant cost reductions through several months of empirical data, the switch to butanol has taken the MagneGas value proposition to a completely new level.” stated Ermanno Santilli, Chief Executive Officer of MagneGas.

“Operationally, the research, development and production of MagneGas2® is one of the largest contributors to our cost structure,” commented Scott Mahoney, Chief Financial Officer of MagneGas. “The use of butanol positively impacts the Company’s financial metrics in several ways. First, we are able to significantly reduce the labor hours required to produce our gas, which enables us to reallocate labor to further support growth at our distributor operations without increasing payroll costs. Second, we have eliminated a number of costly inputs and post production costs that now make the gas meaningfully more profitable per unit of output. We believe that as we scale the production of our gas in the coming quarters, the financial impact of this development will become a significant factor in our ability to become a cash-flow positive business.”

About MagneGas Corporation

MagneGas Corporation owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company's testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs.  The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications.  For more information on MagneGas®, please visit the Company's website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributor, ESSI (Equipment Sales and Services, Inc.). ESSI has four locations in Florida and distributes MagneGas2®, industrial gases and welding supplies. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The Company is currently using virgin vegetable oil to produce fuel while it configures its systems to properly process waste within local regulatory requirements.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.